Exhibit 10.15

standard chartered

Date as of	[Customer Initial _________]

at	GRAND ALLIANCE INTERNATIONAL LIMITED

FLAT A 4/F MEYER INDUSTRIAL BUILDING,

2 CHONG YIP STREET, KWUN TONG, KLN

Re: Facility Letter for Business Instalment Loan under SME Financing Guarantee Scheme - Special 100% Loan Guarantee Standard Chartered Bank (Hong Kong) Limited (the “Bank”) is pleased to offer the banking facilities set out below (the “Facilities”) to the Customer named below as borrower for the purpose(s) as provided Business Instalment Loan under SME Financing Guarantee Scheme -- Special 100% Loan guarantee (the “Scheme”) of the HKMC Insurance Limited (“HKMCI”), subject to the terms and conditions out in this letter (the “Facility Letter”,) and the Bank’s Terms and Conditions of SME Financing Guarantee Scheme - Special 100% Loan Guarantee Business Instalment Loan (the “Terms and Conditions”).

Customer Initial
A.	Borrower / Customer: GRAND ALLIANCE INTERNATIONAL LIMITED	____________

B.	Lender / Bank: Standard Chartered Bank (Hong Kong) Limited

C.	Guarantor(s): [Applicable to Corporate Borrower] (the “Guarantor(s)”)
	LAU KWOK YAN MICHAEL LAU TOM KO YUEN	____________

D.	Details of Facility / Facilities:

1	Types of Facilities: Business Instalment Loan	☐ Duration of Principal Payment Holiday[1]______ month(s) (if applicable)

2	Purpose of the Loan:
(Please delete where appropriate)
Solely for the purpose(s) of:-
- providing general working capital for its business operations [and/or]
- paying employee wages and rents
	The Customer shall use the proceeds of the Facilities for such purpose(s) only.	____________

3	Principal / Maximum Indebtedness (HK$):

4	Interest Rate (current rate) p.a.: 2.75% (Prime Rate [2] minus 2.50%)

5	Starting Date of the Facilities / Drawdown Date:
On or about : [ ] but subject to conditions for drawdown (see Section G)

6	Maturity / Expiry Date:
[ ] months from the Starting Date of the Facilities/Drawdown Date and subject to Terms of Repayment (see Section E)

7	Other Charges:

(a) Late Payment Charge: On the day after each monthly repayment due date, a monthly late repayment charge (which shall be deemed to be a whole month) of 4.5% per month (minimum HK$100) will be imposed on the total of any monthly repayment amount when overdue.
(b) Early Redemption Fee: For early redemption, no early redemption charge will be imposed.

E.	Terms of Repayment:

For Non Revolving Loan (Business Instalment Loan)

(a) For a term of ________ months from the first drawdown date, or up to 96 months as approved by HKMCI, whichever is earlier.

(b) (i) Principal and interest shall be repaid monthly in arrears commencing 1 month after the first drawdown date (except where the Loan is with Principal Payment Holiday); and

(ii) In the case a Loan with Principal Payment Holiday, interest shall be repaid monthly in arrears commencing 1 month after the first drawdown date, and principal and interest shall be repaid monthly in arrears after the end of Principal Payment Holiday period over the remaining tenor of the Facilities thereafter.

(c) Without prejudice to the Bank’s overriding right at any time at its sole and absolute discretion to demand immediate repayment of the loan and to terminate the Facilities with immediate effect, all indebtedness outstanding under the Facilities of non-revolving nature and all instalments remained outstanding shall become immediately due and payable in full upon occurrence of any of the following (each an “event of default”):

	(i)	the Customer fails of refuels to pay the loan, interest or any payment in relation to any of the Facilities in accordance with the terms of the Facility Letter or the security documents in relation thereto when due or upon demand; and/or

	(ii)	the Customer for any reason fails to comply with any of the terms, conditions, covenants and/or undertakings and/or fail to perform or discharge any of the obligations under the Facility Letter, the Bank’s Terms and Conditions of the Scheme to the satisfaction of the Bank; and/or

	(iii)	the Guarantee issued by HKMCI (the “HKMCI Guarantee”) or any of the security document securing the any of the Facilities to which the Facility Letter relates expires or is terminated or revoked or cease to have legal effect for any reason; and/or

	(iv)	the Customer has Outstanding Default of more than 60 days. For the purpose of the Facility Letter, “Outstanding Default of more than 60 days” means failure to repay or pay a loan, interest or other payments, or any part thereof, in accordance with the relevant facility whereby the indebtedness remains outstanding for more than sixty (60) days after the relevant repayment or payment date (a) as evidenced by the latest report issued by any credit information provider made available to the Bank and which is issued not earlier than thirty (30) days prior to the date of submission of the Application Form to HKMCI; or (b) in respect of any facility granted by the Bank, with reference to the Bank’s records, external credit information searches (as appropriate).

1 The terms “Principal Payment Holiday”, “Principal Repayment Holiday” and “Principal Moratorium”, when used, bear the same meaning and are used interchangeably,

2 The current prime rate as announced by The Hong Kong Mortgage Corporation Limited is 5.25%.

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F.	Condition Precedent and Documentation

The availability of the Facilities is conditional upon the Bank’s receipt of the following documents, items and evidence (both in form and substance) satisfactory to the Bank:-

1	Duly executed copy of the Facility Letter.

2	Application Form for a HKMCI Guarantee in the form prescribed by HKMCI duly completed and signed by the Customer and any other person (other than the Bank) as required therein (the “Application Form”).

3	Notification of Result of Application duly issued by HKMCI in relation to the Customer’s application for the Facilities to which the Facility Letter relates.

4	Acceptance of Conditions for the Issue of the HKMCI Guarantee in the form prescribed by HKMCI duly signed by the customer and any other person as required therein (the “Acceptance of Conditions”).

5	Guarantee duly issued by HKMCI in favour of the Bank in respect of the Facilities under the Scheme applied for by the Customer to which the Facility Letter relates.

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[For Corporate Borrower] Personal guarantee executed by the Guarantor(s) in favour of the bank for full repayment of the indebtedness under the Facilities/ A joint and several guarantee executed by [person(s) who are interested in more than 50% of issued share capital of the Customer, whether directly or indirectly and whether pursuant to any agreement, trust or arrangement] in favour of the Bank for full repayment of the indebtedness under the Facilities

[Note: for the purpose of determining the number of shares of the company the person(s) interested, account should be taken of (i) such shares of the company in respect of which persons are registered or beneficial owners; and (ii) shares of the company in respect of which person are entitled to exercise or control the exercise of the right or power to vote them in general meetings of the company]

7	Such credit and financial information of the Customer as required by the Bank the assessment of which is to the satisfaction of the Bank / The Customer’s audited account of its latest financial year which has been duly certified by its auditor (if the Customer is a company within the meaning of the Companies Ordinance (Cap. 622) or the Customer’s management account of its latest financial year including the latest tax return issued by the Inland Revenue Department which have been duly certified by its, owner(s) or its auditor (if the Customer is a sole- proprietorship or partnership).

8	Certified copy of consents, approvals and other board authorisation in connection with the execution, delivery and performance of the Facility Letter or other documentation as above mentioned.

9	Such other documents, items or evidence which the Bank may from time request.

G.	Conditions for drawdown

1.	Subject to the fulfillment of all the conditions precedent and documentation to the satisfaction of the Bank, the first drawdown date of the Facilities shall fall within 30 days from the date on which HKMCI has given an approval-in-principle or a HKMCI Guarantee whichever is the earlier for the Customer’s loan application for the same to which the Facility Letter relates.

2.	(a) the Facilities shall be used solely for the purpose(s) as set out under paragraph 2 of Section D, and the Customer shall be deemed to have made a declaration of such use;

(b)	the drawing Facilities of non-revolving nature shall be in one lump sum;

(c)	all representation and warranties made by the Customer in the Facility Letter (including in the Schedule hereto) and the security documents if any) to which the Customer is a party or otherwise relating to the Facilities shall be true and correct with the same effect as though made on and as of the drawdown date with reference to the facts and circumstances then existing;

(d)	no default or failure on the pact of the Customer shall have occurred for the due and punctual repayment of the Facilities;

(e)	the Bank has no actual, imputed or constructive knowledge or notice that a notice of petition for bankruptcy or winding up against the Customer has been issued or is likely to be issued on or before a drawdown dale of the Facilities or will occur as a result of the drawing made by the Customer under the Facilities; and

(f)	The Customer shall not have Outstanding Default of more than 60 days.

H.	Agreement and undertakings

The Customer agrees, covenants and undertakes with and to the Bank as follows:

1.	The Customer shall duly complete, sign and deliver to the Bank an Application Form and an Acceptance of Conditions, in the form prescribed by the HKMCI as required by the Bank.

2.	The Customer shall make the drawdown of the Facilities within 30 days from the date on which HKMCI has given an approval-in-principle or a HKMCI Guarantee whichever is the earlier to the Customer’s loan application for the Facilities to which the Facility Letter relates.

3.	Notwithstanding any other provision in the Facility Letter or any other document or agreement (whether existing or future) between the Bank and the Customer to the contrary, in respect of the Facilities and any other facility or financial transaction of any kind in relation to which the Customer and the Bank are parties, if the Customer fails to pay or repay on a Repayment Date or, as the case may be, the applicable due date all or any part of any amount due and payable under any of them in accordance with the terms thereof, the Bank is entitled (but not obliged) to demand the Customer to make immediate payment of all outstanding amounts and all obligations (actual or contingent) of the Customer owing to the Bank by the Customer (including but not limited to those under the Facilities) and all such amounts and obligations shall thereupon become immediately due and payable in full, and so that on the making of such demand by the Bank (without limitation):

(a)	in relation to any obligation of the Customer in respect of any outstanding trade or documentary letter of credit, there shall become immediately due and payable by the Customer an aggregate amount equal to the aggregate amount then payable by the Bank (whether or not subject to the passage of time or the satisfaction of any condition) under such trade or documentary letter of credit; and

(b)

the Customer’s leasing or hire under any finance lease or hire purchase contract shall terminate. For the avoidance of doubt, this paragraph 3 does not affect or prejudice any other provision in the Facility Letter or any other document or any right of the Bank by which any amount or obligation of the Customer may otherwise become due and payable or any Customer’s leasing or hire under any finance lease or hire purchase contract may otherwise terminate.

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For the purpose of the Facility Letter:-

“Principal Indebtedness” means all outstanding principal amount in respect of the Facilities and all obligations (whether actual or contingent) of the Customer hereunder.

“Repayment Date” means, in relation to a Facility, the date on which any amount in respect of that Facility, or any part thereof, becomes due and payable by the Customer to the Bank according to the Facility Letter (whether by way of payment or repayment).

“Security” means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, cash collateral arrangement or other encumbrance of any kind securing, or a right conferring a priority of payment in respect of, any obligation to pay of any person or any other agreement or arrangement having a similar effect, but does not include any lien arising in the ordinary course of trading by operation of law and not by contract (but shall include, in relation to any finance lease or hire purchase contract, the vesting of beneficial ownership of the relevant asset in the finance lessor or hire purchase seller, and shall include, in relation to any factoring or other receivables purchase facility, the vesting of beneficial ownership of the factored or purchased receivables in the factor or purchaser).

4.	For so long as any part of the Principal Indebtedness remain outstanding or the Bank remains under any obligation to grant the Facilities hereunder, each of the following representations and warranties and those set out in the Schedule hereto is correct and deemed to be repeated each day and each of the following undertaking and agreement shall be complied with in all respects:

(a)	the Customer is a company, sole proprietorship, partnership or unincorporated body of persons (as the case may be) which has and continues to have business operation in Hong Kong and has been registered for carrying on a business in Hong Kong under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) for at least three months in Hong Kong as at 30 June 2020;

(b)	the Customer is not carrying on the business of a lender or otherwise providing funds available for borrowing in any way;

(c)	the Customer is not an associate of the Bank (please refer to Section J in the Facility Letter for the meaning fan “associate”);

(d)	the Customer is not a company or corporation which has any of its shares listed on The Stock Exchange of Hong Kong Limited (whether on its Main Board or the Growth Enterprise Market) or any similar exchange in or outside Hong kong;

(e)	the Customer does not have any Outstanding Default of more than 60 days; and

(f)	(unless for a purpose which is otherwise expressly permitted under the Facility Letter and the Scheme) none of the Facilities (whether in whole or in part) if granted will be used for paying, repaying, restructuring or repackaging all or part of the loans, credit facilities or payment obligations (including any loan referred to as a “classified loans the Hong Kong Monetary Authority from time to time) of the Customer, its Subsidiaries or its Related Entities Bank, including any SFGS guaranteed facilities granted to the Customer by the same Bank.

“Related Entity” unless the context otherwise requires, shall be construed so that a person (A), being sole proprietor, partnership or company, and another person (B), being a sole proprietor, partnership or company, are Related Entities of each other if any one or more persons, individually or jointly, directly or indirectly, hold, beneficially own or control 30% or more of the business interest in each of A and B. For the purpose of the foregoing, “business interest” in relation to a company means the shares of equity interest of such company, and in relation to a partnership means the aggregate or overall rights or entitlements to participate in a distribution of profits of such partnership.

“Subsidiary” has the same meaning given to it in s. 15 of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong).

5.	The Customer agrees that the Bank may provide all or any information and documents relating to the Customer and/or any of the Facilities to HKMCI, and that HKMCI’s representatives and agents may on request inspect its books, records, accounts and other information relating to its business, whether in paper, electronic or any other form or medium.

6.	The Customer undertakes to the Bank that it will immediately inform the Bank:

(a)	of any change of the Customer’s directors or beneficial shareholders or amendment to its memorandum or articles of association or equivalent constitutional documents;

(b)	of any substantial change to the general nature of the customer’s existing business; or

(c)	if it becomes, or is aware that any of its directors, shareholders, partners or managers becomes, a Related Person (as defined in paragraph 5 of section I of the Facility Letter).

7.	The Customer undertakes with the Bank that it will:

(a)	not do or permit to be done anything which would prejudice or jeopardize the rights of the Bank or the HKMCI, or both, in respect of any of the Facilities;

(b)	ensure the satisfaction of and compliance by it and the Facilities with the Guarantee Product Eligibility Criteria under the Scheme in accordance with the requirements of HKMCI;

(c)	not create, or permit to be created of subsist, any subsequent Security ranking in priority to or pari passu with any Security that may be given to or held by the Bank for the relevant Facilities (whether exclusively or otherwise); and

(d)	not sell, sub-lease, charge, part with possession of or otherwise deal with (whether in whole or in part) any business installations

(e)	and equipment and/or other assets referred to in the Application Form or the Facility Letter as to be acquired with any of the proceeds of the relevant Facilities without the prior written consent of the Bank, and, if the foregoing has not been complied with, the Customer shall ensure that all the proceeds or sums realised or generated as a result shall be paid direct to the Bank for application in or towards payment and discharge of the Principal Indebtedness (which shall be reduced by the relevant amount accordingly) in such manner and order as the Bank may absolutely think appropriate as consistent with the Scheme.

8.	All amounts received by the bank in relation to any of the Facilities after the Customer has failed to repay any amount may be applied by the Bank towards payment and repayment of the Principal Indebtedness and any other amounts owing to the Bank in such manner and order as the Bank may absolutely think fit.

9.	The Customer agrees that HKMCI’s rights, including but not limited to its right of subrogation, shall at all times rank in priority to the rights and remedies, if any, of the persons giving any Security or guarantee in favor of the Bank for the Facilities extended or otherwise in relation to the Facilities.

10.	The customer and all the persons giving the security or guarantee mentioned in paragraph 9 in section H above acknowledge HKMCI’s priority herein referred to and that each of the aforesaid persons undertakes that (a) it shall not exercise in any manner or to any extent its rights or remedies against the Customer or any such person or in relation to any such Security, including but not limited to any right of subrogation, indemnity or contribution which it has or may have in law or equity or under, pursuant to or in connection with any Security or guarantee or otherwise, unless and until the HKMCI has fully and unconditionally recovered all amounts paid by the HKMCI under the relevant Guarantee or unless and until the HKMCI otherwise consents in writing; and (b) it shall not assert against the HKMCI any rights or remedies.

11.	No further amount may be drawn under any of the Facilities after (a) in respect of the Facilities of non-revolving nature, the Customer has failed to pay any amount (including interest) payable under the Facilities when due, or (b) a petition for its bankruptcy or liquidation has been presented or may, to the Bank’s knowledge, be presented.

12.	The Customer shall on request (a) do anything which may be necessary or desirable to enable the Bank to comply with its obligations to HKMCI, and (b) indemnify the Bank against any liability towards HKMCI (and all costs and expenses incurred in connection therewith) arising from anything done or omitted to be done in connection with the Facilities.

13.	The Customer agrees to give legally binding representations, warranties and undertakings in favour of the Bank on the terms set out as per the Schedule attached to this Facility Letter. In case there are inconsistencies between those found in the Schedule or the Facility Letter and those in the Bank’s Terms and Conditions, the latter will prevail.

14.	Each of the Guarantor(s) hereby agrees, covenants and undertakes with and to the Bank that:

(a)	any and all sums which are now or may hereafter become owing by the Customer to each of Guarantor(s) under any guarantees stipulated in section F of the Facility Letter whether in respect of principal, interest or otherwise, on account of any advance, loan or payment made to or for the account of the Customer (collectively “Subordinated Indebtedness”) is hereby and shall be subordinated and the payment thereof deferred to any and all rights, claims and actions which the Bank may now or hereafter have against the Customer in respect of all moneys, obligations and liabilities, whether actual or contingent, now or at any time hereafter due, owing or incurred by the Customer to the Bank, whether alone or jointly and whether as principal or as surety, including all principal moneys, interest at such rates as may from time to lime be payable by the Customer (or which would have been so payable but for the liquidation, bankruptcy, death or other incapacity of the Customer), fees, commission, discount and other charges and all expenses including legal costs on a full indemnity basis incurred in connection with the enforcement or preservation of the rights of the Bank against the Customer.

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(b)	each of the Guarantor(s) shall not without the prior written consent of the Bank claim or accept any moneys or other property in or towards payment or satisfaction of the Subordinated Indebtedness or enter into any transaction with the Customer except on an arm’s length basis on normal commercial terms. In particular, but without limiting the foregoing, each of the Guarantor(s) agrees to pay full market price for all assets or services supplied to any of the Guarantor(s) directly or indirectly by the Customer or its subsidiaries (if any).

(c)	so long as any moneys secured under any of the guarantee(s) stipulated in section F of the Facility Letter in connection with the Facilities remain owing to the Bank, the Guarantor(s) will not take or hold any security from the Customer for the Subordinated Indebtedness or take any steps to enforce any right or claim against the Customer in respect of any amounts recovered by the Bank nor make or claim any set-off or counter-claim against the Customer in respect of any liability on the part of the security provider(s) and Guarantor(s) to the Customer nor claim to have the benefit of any rights or security held by the Bank nor prove in competition with the Bank in the estate, winding-up or bankruptcy of the Customer. Each of the Guarantor(s) undertakes that it shall not assign, transfer, mortgage or otherwise dispose of or encumber the Subordinated Indebtedness or any part thereof or any interest therein without the prior consent of the Bank.

(d)	so long as there is any outstanding sum payable by the Customer under the Facility Letter and/or any the Facilities granted by the Bank under the Facility Letter is subsisting, it shall not revoke or attempt to revoke any security or guarantee given by it to the Bank in respect of any sum or liability owed or owing by the Customer to the Bank regardless of whether it has the right to do so but for this provision.

15.	The rights of the Bank shall at all times rank in priority to the rights and remedies of each of the Guarantor(s) in connection with the Facilities.

16.	The Customer and each of the Guarantor(s) agree that upon HKMCI’s payment under its HKMCI Guarantee, HKMCI shall be entitled to be subrogated, fully or partially in HKMCI’s absolute discretion, for the Bank’s rights under all relevant documents with regard to the part of the rights of HKMCI corresponding to the amount paid by HKMCI to the Bank under the HKMCI Guarantee to recover any outstanding amount in respect of the relevant Facilities from the Customer or any other person, unless and until (i) HKMCI has fully recovered the amount paid by HKMCI under the HKMCI Guarantee or (ii) HKMCI otherwise consents in writing.

17.	The Customer and each of the Guarantor(s) agree that in addition and without prejudice to any other right the Bank and the HKMCI may have, each of the Bank and the HKMCI may at any time access, inspect, obtain, and make copies of (free of charge), any of its materials (and each partner’s materials if it is a partnership, and including any document, record and information) in connection with the rights, interest, obligations or liabilities of the HKMCI under the Scheme, the related deed between the Bank and the HKMCI and any Guarantee.

18.	Each of the Guarantor(s) confirms and agrees that it shall not exercise in any manner or to any its rights or remedies against the Customer, including but not limited to its right of subrogation, unless and until (i) the loan hereunder repaid to the satisfaction of the Bank; or (ii) the Bank otherwise consents in writing.

I.	Other Terms and Conditions

1.	The Facilities is available at the sole discretion of the Bank. The Bank may at any time immediately terminate, cancel or suspend the Facilities or otherwise modify the Facilities without the consent of the Customer and/on the Guarantor(s).

2.	Notwithstanding any provisions stated in the Facility, Letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right any time to require immediate payment and/or cash collateralisation of all or any sums actually or contingently owing to it under the Facilities.

3.	If there are more than one Borrower, each Borrower accepting the terms and conditions set out in the Facility Letter is jointly and severally liable with the other Borrower(s) for all sums payable or owing to the Bank under the Facilities (whether incurred by that Borrower or not).

The obligations and liabilities of each borrower shall take effect immediately upon its acceptance of the terms and conditions set out or referred to in the Facility Letter. Each Borrower further agrees that the Bank is not required to make any reference to the other Borrower(s) in relation to the utilisation of the Facilities by any Borrower(s).

The obligations and liabilities of each Borrower shall not be affected by (i) any time or indulgence granted to or composition with any other Borrower(s) or any other person; (ii) any change, variation or termination of any agreement or arrangement with any other Borrower(s) or any other person; (iii) any release of, or any neglect to obtain, perfect or enforce, any rights or securities against any Borrower(s) or any other person; or (iv) any unenforceability invalidity of any obligations of any Borrower(s) or any other persons.

4.

The Bank’s Terms and Conditions previously provided to the Borrower and attached and/or referred to in the Facility Letter forms an integral part of the Facility Letter and each Borrower agrees to observe and be bound by such Terms and Conditions.

5.	The Borrower acknowledges that the Banking (Exposure Limits) Rules and the Supervisory Policy Manual CR-G-9 issued by the Hong Kong Monetary Authority imposes on the Bank certain limitations on advances to “Related Persons”, being persons (including firms, partnerships and companies or relatives) related to its directors, controllers* or persons having principal responsibility for a line of business of the Bank (or its subsidiaries or affiliates) or persons related to employees of the Bank who have lending authority. When acknowledging and accepting the Facility Letter, the Borrower should advise the Bank if the Borrower is, or any of the Borrower’s directors, controllers, partners, managers, agents or guarantors is, a Related Person within the meaning of the Rules. If subsequent to the Borrower’s acceptance of the Facility Letter, the Borrower become, or is aware that any of the Borrower’s directors, controllers, partners or managers, agents or guarantors is or becomes, a Related Person, the Borrower should immediately advise the Bank in writing. *“Controller” refers to any person holding 10% or more of the Banks’s issued shares.

6.	The Borrower hereby acknowledges that:-

(a)	The Borrower has received, read and agreed to the Bank’s Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance (“the Ordinance”) and the Code of Practice on Consumer Credit Data (“the Notice”); and

(b)	The Borrower has notified each of its key managers (e.g. Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department head, etc.), corporate officers (e.g. authorised signatories, company secretary, etc.) directors, major shareholders, beneficial owners (e.g. sole-proprietor, partners, etc.) and Guarantor(s) (“the Relevant Individuals”) that the Bank may from time to time receive from the Customer Information relating to that Relevant Individual in the course of its provision of services to the Borrower according to the Notice.

7.	This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

J.	Meaning of “Associate”

For the purpose of the Facility Letter, an “associate” shall mean:

1.	where the Customer or any of the security provider, as the case may be, is an individual:

(a)	a relative of such individual;
(b)	a partner of such individual and any relative of such partner;
(c)	a partnership in which such individual is a partner;
(d)	any company controlled by such individual, by a partner of such individual or by a partnership in which such individual is a partner;
(e)	any director of any such company as is referred to in J(1)(d);

2.	where the Customer or any of the security provider, as the case may be, is a company:

(a)	any associated company;
(b)	any person who controls the company and any partner of such person, and, where either such person is an individual, any relative of such individual;
(c)	any director of such company or of any associated company and any relative of any such director;
(d)	any partner of the company and, where such partner is an individual, any relative of such individual;

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3.	where the Customer or any of the security provider, as the case may be, is a partnership;

(a)	any partner of the partnership and where such partner is a partnership any partner of such partnership, any partner with the partnership in any other partnership and where such partner is a partnership any partner of such partnership and where any partner of, or with, or in any of the partnerships mentioned herein is an individual, any relative of such partner;
(b)	any company controlled by the partnership or by any partner thereof or, where such a partner is an individual, any relative of such partner;
(c)	any company of which any partner is a director;
(d)	any director of a company referred to in J(3)(b); and

“relative”, in relation to an individual, means the spouse, parent, child, brother, sister, brother-in-law, father-in-law, mother-in-law, sister-in-law, daughter-in-law, son-in-law, aunt, cousin, uncle, niece, nephew, grandfather or grandmother of the individual, and for the purposes of this definition, an adopted child shall be regarded as a child both of the natural parents and the adoptive parents and a stepchild as the child of both the natural parents and any step parents.

Where “associated company” of a person means:

(a)	a company over which such person has control;
(b)	a company which has control over such person, being a company;
(c)	a company which is under the control of the same person as such person, being a company.

And “control”, in relation to a company, means the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to such or any other company; or
(b)	by virtue of any powers conferred by the articles of association or other document regulating such or any other company, that the affairs of such company are conducted in accordance with the wishes of such person.

Please sign and return this letter to the Bank at 26th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon within one month after the date of this letter, failing which this offer shall lapse.

If you have any queries, please feel free to contact any of the following persons:-

Name	Telephone No.

LEUNG PAK HANG	64687793

Yours faithfully,

For and on behalf of

STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ LEVNG PAK HANG
Name:	LEVNG PAK HANG
Title:	RM

We agree and accept all the terms and conditions set out above and the Banks’ Terms and Conditions of the Scheme and/or referred to in the Facility Letter, which we have read and understood.

For and on behalf of

Company Name:

For and on behalf of
GRAND ALLIANCE INTERNATIONAL LIMITED
Authorized Signature(s)

(with Company Chop)

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[Applicable to a Corporate Borrower]

Each of the undersigned hereby acknowledge the terms of this Facility Letter and confirm that their respective obligations of this Facility Letter and each guarantee that they have executed in favour of the Bank will continue in full force and are not and will not be affected, discharged or varied by the execution of this Facility Letter.

Signed by:-	Signed by:-

/s/ LAU KWOK YAN MICHAEL	/s/ LAU TOM KO YUEN
Name of Guarantor: LAU KWOK YAN MICHAEL	Name of Guarantor: LAU TOM KO YUEN
Hong Kong Identity Card No.: K352339(A)	Hong Kong Identity Card No.: D023967(S)
Identification document / Passport No.:	Identification document / Passport No.:
Correspondence email address/ mailing address:	Correspondence email address/ mailing address:

Signed by:-	Signed by:-

Name of Guarantor:	Name of Guarantor:
Hong Kong Identity Card No.:	Hong Kong Identity Card No.:
Identification document / Passport No.:	Identification document / Passport No.:
Correspondence email address/ mailing address:	Correspondence email address/ mailing address:

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SCHEDULE

REPRESENTATIONS AND COVENANTS

1.	Representations

The representations and warranties set out in Clause 1.1 (Status) to Clause 1.15 (Compliance) of this Schedule are made by the Customer as of the date of the Facility Letter and the Customer acknowledges that the Bank has entered into the Facility Letter in reliance on all those representations and warranties.

In addition, the Customer acknowledges that each of the representations and warranties set out in Clause 1.1 (Status) to Clause 1.8 (Claims Pari Passu), Clause 1.10 (No Immunity) to Clause 1.15 (Compliance) shall be deemed to be repeated by the Customer by reference to the facts and circumstances then existing on each date on which a drawdown is made under the relevant Facilities and on each date on which any amount is payable by the Customer under the relevant Facilities.

1.1	Status

Business Entity

The Customer:

(a)	is a company, sole proprietorship, partnership or unincorporated body of persons (as the case may be) which had and continues to have business operation in Hong Kong and has been registered for carrying on a business in Hong Kong under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong);
(b)	is not carrying on the business of a lender or otherwise providing funds available for borrowing in any way;
(c)	is not an associate of the Bank; and
(d)	is not a company or corporation which has any of its shares listed on The Stock Exchange of Hong Kong Limited (whether on its Main Board or the Growth Enterprise Market) or any similar exchange in or outside Hong Kong.

Business Operation History

The Customer’s business has been in operation for at least three months in Hong Kong as at end-June 2020.

Credit History

The Customer does not have the following records:

(a)	winding up or bankruptcy petition or proceedings; and
(b)	any Outstanding Default of more than 60 days.

The Guarantor(s) does not have any records of bankruptcy petition or proceedings.

1.2	Governing Law and Judgments

In any proceedings taken in its jurisdiction of incorporation or establishment in relation to the Facility Letter, the choice of Hong Kong law as the governing law of the Facility Letter and any judgment obtained in Hong Kong against it with respect to the Facility Letter will be recognised and enforced.

1.3	Binding Obligations

The obligations expressed to be assumed by it in the Facility Letter are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof.

1.4	Execution of the Facility Letter

Its execution of the Facility Letter, its exercise of its rights, and performance of its obligations thereunder and the transactions contemplated thereby do not and will not:

(a)	contravene any agreement, mortgage, bond or other instrument or treaty, to which it is a party or which is binding upon it or any of its assets;
(b)	conflict with its memorandum and articles of association or any other constitutional documents; or
(c)	conflict with any applicable law or regulation.

It has the power to enter into the Facility letter and all corporate and other action required to authorise the execution of the Facility Letter and the performance of its obligations thereunder has been duly taken. No limit on its powers will be exceeded as a result of the borrowing or other assumption of obligations, or any grant of security or giving of indemnities, contemplated by the Facility Letter.

1.5	No Material Proceedings

No litigation, arbitration, administrative proceedings or labour controversy before any court, tribunal, arbitrator or other relevant authority is current or, to the knowledge and belief of a senior officer of it, pending or threatened against it which would have a Material Adverse Effect, save for any such legal proceedings commenced by a third party which are frivolous or vexatious, have no reasonable cause of action or which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained.

1.6	No Material Adverse Change

Since the date of its most recent statements (or audited financial statements in the case where the Customer is a limited company), there has been no material adverse change in the business or financial condition of it.

1.7	Validity Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed and all authorisations (governmental or otherwise) required to be obtained in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations in the Facility Letter (b) to ensure that its obligations in the Facility Letter are legal, valid, binding and enforceable and (c) to make the Facility Letter admissible in evidence in its jurisdiction of incorporation or establishment have been done, fulfilled, performed and obtained and in full force and effect.

1.8	Claims Pari Pass

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, the claims of the Bank against it under the Facility Letter rank at least pari passu with claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatory preferred by law applying to companies generally.

1.9	No Filing or Stamp Taxes

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, it is not necessary that the Facility Letter be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Facility Letter or the transactions contemplated by the Facility Letter.

1.10	No Immunity

In any proceedings taken in the jurisdiction of incorporation or establishment of it in relation to the Facility Letter, it will not be entitled to claim for it or any of its assets immunity from suit, execution, attachment or other legal process.

1.11	No Winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings (save for any such legal proceedings commenced by a third party which are (i) frivolous or vexatious or (ii) which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained and, in each case, are unconditionally discharged or dismissed within 180 (one hundred and eighty) days) been started or threatened against it for its winding-up, dissolution, administration or reorganisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory or interim manager, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

1.12	Written Information

All material written information supplied by the Customer is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

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1.13	Solvency

It is able to pay its debts as they fall due and has not commenced negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or made a general assignment for the benefit of or a composition with its creditors.

1.14	Taxes

It has filed or caused to be filed all tax returns which are required to be filed by it and has paid all taxes shown to be due and payable by it on such returns or any assessment received by it, save for taxes which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been set aside by it.

1.15	Compliance

It is, to the knowledge and belief of a senior officer of it, in compliance with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities save those which are not material to its business and the effect of such non-compliance is not significantly adverse to it.

2. Covenants

2.1	Maintenance of Legal Validity

The Customer shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation or establishment to enable it to lawfully enter into and perform its obligations under the Facility Letter and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Facility Letter.

2.2	Notification of Events of Default

The Customer shall promptly inform the Bank after it becomes aware of the occurrence of any default or event of default under the Facility Letter or of any event which might reasonably be expected to have a Material Adverse Effect.

2.3	Claims Pari Passu

Subject to Clause 2.13 below, the Customer shall ensure that at all times the claims of the Bank against it under the Facility Letter rank and continue to rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by law applying to companies generally.

2.4	Taxes

The Customer shall duly and punctually file all tax returns when due and pay and discharge all taxes prior to the date on which penalties are attached thereto except for such taxes which are being contested in good faith by appropriate proceedings and for which a dequate reserves have been set aside and payment of which can be lawfully withheld.

2.5	Information

The Customer shall promptly deliver to the Bank copies of all its audited and unaudited financial statements and such other reports and information relating to the Customer as the Bank may reasonably request from time to time.

2.6	Maintenance of Records

The Customer shall maintain all books of records and accounts with respect to itself and its business in good order.

2.7	Inspection

The Customer shall, upon reasonable prior written notice from the Bank and during normal working hours, permit and arrange for the Bank or its other authorized representatives to inspect all financial records and books of accounts and discuss the Customer’s business affairs with its officers and advisors as the Bank may reasonably request.

2.8	Use of Proceeds

Please delete where appropriate.

The Customer shall apply the Facilities solely for the purpose(s) of:-

-providing general working capital for its business operations [and/or]

-paying employee wages and rents.

2.9	Compliance

The Customer shall comply in all respects with the requirements of all applicable laws, rules and regulations of governmental or regulatory authorities of failure to comply with such requirements would (either individually or in aggregate) have a Material Adverse Effect.

2.10	Insurance

The Customer shall maintain insurances on and in relation to its business and assets, in each case, with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by the Customer and is commercially available.

2.11	Business

The Customer shall ensure that:

(a)	it has power to own its assets and carry on business as conducted from time to time;
(b)	it has good title (free from any restrictions or onerous covenants) to all of the assets required for carrying on its business; and
(c)	it has obtained or effected all authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations which are required in connection with its business, and that all such authorisations, approvals, exemptions, filings, licenses, notarisations, permits and registrations are in full force and effect, except where the failure to obtain or effect the same or, as the case may be, the cessation of the force and effect of the same would not reasonable be expected to, have a Material Adverse Effect.

2.12	Obligations

Without prejudice to the performance of the Customer’s other obligations under the Facility Letter, the Customer shall perform all its obligations under all of the material agreements or contracts to which it is a party.

2.13	Security and Further Assurance

If by the terms of the Facility Letter, security is to be given by the Customer in favour of the Bank, the Customer shall ensure that each security document confers valid security, of the type which such security document purports to create, in favour of the Bank, over each asset, right and benefit expressed to be subject to such security and ensure that the Bank enjoys the priority which such security is expressed to have. The Customer shall promptly execute all documents and do all things that the Bank reasonably specifies for the purpose of enabling the Bank to exercise its rights under each security document or preserving the priority and effectiveness of such security. (For the avoidance of doubt, the Customer confirms that all sums from time to time owing by it to the Bank under the Facility Letter are and shall be secured by all and any security created by it, before or at the date of the Facility Letter or at any time after that date, which is by its terms expressed (in any manner whatsoever) to secure all monies owing by the Customer to the Bank, and the Customer will not seek to claim or asset anything to the contrary.)

3.	Definitions

In this Schedule, the following definitions apply:-

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Customer; (b) a material impairment of the ability of the Customer to perform any of its obligations under the Facility Letter; or (c) a material impairment of the rights of, or benefits available to, the Bank under the Facility Letter.

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